EXHIBIT 99.1

INFORMATION REGARDING THE DIRECTOR AND EXECUTIVE OFFICERS OF LIGAND

PHARMACEUTICALS INCORPORATED AND METABASIS THERAPEUTICS, INC.

The names and the principal occupations of the current directors and executive officers of Ligand Pharmaceuticals Incorporated (“Ligand”) are set forth below. The business address of each of the individuals named below is c/o 11119 North Torrey Pines Road, Suite 200, La Jolla, CA 92037.

During the last five years, none of the individuals has been convicted in any criminal proceeding (excluding traffic violations and similar misdemeanors) or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws.

LIGAND

	Position with Ligand	Principal occupation	Shares of Viking Therapeutics, Inc. beneficially owned	Description of any contract, arrangement, understanding or relationship with respect to any securities of Viking Therapeutics, Inc.	Citizenship
John L. Higgins	Chief Executive Officer and Director	Chief Executive Officer and Director at Ligand Pharmaceuticals Incorporated	6,250 (1)	Not applicable	USA
Matthew W. Foehr	President and Chief Operating Officer	President and Chief Operating Officer at Ligand Pharmaceuticals Incorporated	6,250(1)	Not applicable	USA
Nishan de Silva	Vice President of Finance & Strategy and Chief Financial Officer	Vice President of Finance & Strategy and Chief Financial Officer at Ligand Pharmaceuticals Incorporated	-0-	Not applicable	USA
Charles S. Berkman	Vice President, General Counsel and Secretary	Vice President, General Counsel and Secretary at Ligand Pharmaceuticals Incorporated	-0-	Not applicable	USA
Melanie J. Herman	Director of Accounting and Chief Accounting Officer	Director of Accounting and Chief Accounting Officer at Ligand Pharmaceuticals Incorporated	-0-	Not applicable	USA

John W. Kozarich	Chairman and Director	Chairman and President of ActivX Biosciences	-0-	Not applicable	USA
Jason M. Aryeh	Director	Managing General Partner of JALAA Equities, LP	-0-	Not applicable	USA
Todd C. Davis	Director	Founding Managing Director of HealthCare Royalty Partners	-0-	Not applicable	USA
David M. Knott	Director	Chief Investment Manager, Managing Partner, and Director of Knott Partners	-0-	Not applicable	USA
John L. LaMattina	Director	Senior Partner at PureTech	-0-	Not applicable	USA
Sunil Patel	Director	Senior Vice President, Chief Business Officer at OncoMed Pharmaceuticals	-0-	Not applicable	USA
Stephen L. Sabba	Director	Bio/Pharma Analyst and Fund Manager at Knott Partners	-0-	Not applicable	USA

(1)	Includes shares underlying an option which has vested or will vest within 60 days of the date hereof.